Registration No. 333-264388

Filed Pursuant to Rule 433

Dated December 4, 2023

News

FOR IMMEDIATE RELEASE

BMO Launches MAX™ S&P 500® 4X Leveraged Exchange Traded Notes on NYSE Arca

NEW YORK, December 4, 2023 – Bank of Montreal (BMO) today announced the launch of 4X leveraged Exchange Traded Notes (ETNs) linked to the S&P 500® Total Return Index (the "Index") in the United States. These ETNs are intended to offer sophisticated investors a return linked to a four times leveraged participation in the daily performance of the Index, before taking into account fees and charges. The MAX™ S&P 500® 4X Leveraged ETNs (ticker: XXXX) will start trading tomorrow on NYSE Arca.

The Index is an equity index that is intended to provide an indication of the pattern of common stock price movement in the large capitalization segment of the United States equity market. The Index is a total return index, in which dividends paid on the applicable securities are included in the level of the Index.

BMO’s commitment to delivering new financial instruments has led to the development of these ETNs, which offer sophisticated investors a means of potentially enhancing their returns (and accordingly, of potentially increasing their losses) while tracking the performance of the Index. This product exemplifies BMO’s dedication to provide investors with innovative solutions that align with their financial objectives.

“With the launch of these 4X leveraged ETNs, we continue to foster a diversified and dynamic investment landscape,” said Adam Stempel, Managing Director, BMO Capital Markets. “As investors seek strategies to navigate evolving market conditions, we provide access to innovative tools designed to meet their various needs.”

For additional information, including a discussion of the risks relating to the ETNs, please visit our website at www.MAXetns.com. Investors in the ETNs should carefully review the offering documents for the ETNs, including the risk factors set forth therein, prior to making an investment decision.

About MAX™

Launched in 2023, MAX™ is the leveraged and inverse leveraged exchange traded notes brand of BMO. MAX™ ETNs offer sophisticated investors efficient, tactical leveraged exposure to market sectors to manage risk and potentially enhance returns.

For more information, please visit www.MAXetns.com.

About BMO Financial Group

BMO Financial Group is the eighth largest bank in North America by assets, with total assets of $1.3 trillion as of October 31, 2023. Serving customers for 200 years and counting, BMO is a diverse team of highly engaged employees providing a broad range of personal and commercial banking, wealth management, global markets and investment banking products and services to 13 million customers across Canada, the United States, and in select markets globally. Driven by a single purpose, to Boldly Grow the Good in business and life, BMO is committed to driving positive change in the world, and making progress for a thriving economy, sustainable future, and inclusive society.

For News Media Enquiries:

Kelly Hechler, Toronto, Kelly.hechler@bmo.com, (416) 867-3996

MAX™ ETNs

info@maxetns.com, +1-877-369-5412

Internet: www.MAXetns.com

The ETNs are senior, unsecured obligations of BMO, and are subject to BMO’s credit risk.

Investment suitability must be determined individually for each investor, and the ETNs are not suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters.

The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged. The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. The returns on the ETNs over longer periods of time can, and most likely will, differ significantly from the return on a direct long or short investment in the Index.

S&P®, S&P 500®, US 500 and The 500 are trademarks of Standard & Poor's Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC ("Dow Jones"). These trademarks have been licensed for use by S&P and sublicensed for certain purposes by BMO. The Index is a product of S&P and/or its affiliates and has been licensed for use by BMO. The ETNs are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, "S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to BMO with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The Index is determined, composed and calculated by S&P Dow Jones Indices without regard to BMO or the ETNs. S&P Dow Jones Indices have no obligation to take our needs or the needs of BMO or holders of the ETNs into consideration in determining, composing or calculating the Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based on the Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the ETNs currently being issued by BMO, but which may be similar to and competitive with the ETNs. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Index. It is possible that this trading activity will affect the value of the ETNs.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BMO, HOLDERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BMO, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

BMO, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, a product supplement, a prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) about the offering to which this press release relates. Please read those documents and the other documents relating to this offering BMO has filed with the SEC for more complete information about BMO and this offering. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send the applicable pricing supplement, the applicable product supplement, prospectus supplement and prospectus if you so request by calling toll-free at 1-877-369-5412.